[Deloitte & Touche LLP letterhead]

Exhibit 16

July 11, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Harbor Global Company Ltd.’s Form 8-K dated July 9, 2003, and have the following comments:

1.	We agree with the statements made in the 1st and 2nd sentence in the first paragraph and the second, third, fourth and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the 3rd sentence in the first paragraph and the sixth paragraph.

Yours truly,

/s/    Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

cc:	Mr. Donald H. Hunter, CFO & COO Harbor Global Company Ltd.
Mr. John D. Curtin, Jr., Audit Committee Chairman Harbor Global